UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3

(Amendment No. 2)

Rule 13e-3 Transaction Statement

(Pursuant to Section 13(e) of the Securities Exchange Act of 1934)

Sungy Mobile Limited

(Name of the Issuer)

Sungy Mobile Limited

Mr. Yuqiang Deng

Freedom First Holdings Limited

Credit Suisse Trust Limited

DENG Holdings Limited

Mr. Zhi Zhu

IDG-Accel China Growth Fund L.P.

IDG-Accel China Growth Fund-A L.P.

IDG Technology Venture Investment III, L.P.

IDG-Accel China Investors L.P.

IDG-Accel China Growth Fund Associates L.P.

IDG-Accel China Growth Fund GP Associates Ltd.

IDG-Accel China Investors Associates Ltd.

IDG Technology Venture Investment III, LLC

Mr. Quan Zhou

Mr. Chi Sing Ho

CBC Mobile Venture Limited

China Broadband Capital Partners, L.P.

CBC Partners L.P.

CBC Ultimate Partners Ltd

Info Expert Service Ltd.

Mr. Edward Suning Tian

Sunflower Parent Limited

Sunflower Merger Sub Limited

(Names of Persons Filing Statement)

Class A Ordinary Shares, par value $0.0001 per share

American Depositary Shares, each representing six Class A Ordinary Shares

(Title of Class of Securities)

86737M100

(CUSIP Number)1

Sungy Mobile Limited Floor 17, Tower A, China International Center No. 33 Zhongshan 3rd Road Yuexiu District, Guangzhou 510055 People’s Republic of China Telephone: +86 20 6681-5066

Sunflower Parent Limited

Sunflower Merger Sub Limited

c/o Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Telephone: +86 20 6681-5066

Mr. Yuqiang Deng

Freedom First Holdings Limited

Mr. Zhi Zhu

c/o Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Telephone: +86 20 6681-5066

Credit Suisse Trust Limited DENG Holdings Limited Helvetia Court, South Esplanade, St. Peter Port, GY1 4EE Telephone: +44 1481 719100

IDG-Accel China Growth Fund L.P.

IDG-Accel China Growth Fund-A L.P.

IDG Technology Venture Investment III, L.P.

IDG-Accel China Investors L.P.

IDG-Accel China Growth Fund Associates L.P.

IDG-Accel China Growth Fund GP Associates Ltd.

IDG-Accel China Investors Associates Ltd.

IDG Technology Venture Investment III, LLC

Mr. Quan Zhou

Mr. Chi Sing Ho

CBC Mobile Venture Limited

China Broadband Capital Partners, L.P.

CBC Partners L.P.

CBC Ultimate Partners Ltd

Info Expert Service Ltd.

Mr. Edward Suning Tian

c/o CBC Venture Mobile Limited

Unit 906, Level 9, Cyberport 2,

100 Cyberport Road, Hong Kong

Telephone: +852 2122-8400

c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Telephone: + 852 2529-1016

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With copies to:

Peter X. Huang, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

No. 1, Jianguomenwai Avenue

Chaoyang District, Beijing 100004

People’s Republic of China

Telephone: +86 10 6535-5577

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong Telephone: +852 3740-4700	Jie (Jeffery) Sun, Esq. Richard Vernon Smith, Esq. Orrick, Herrington & Sutcliffe LLP 47/F Park Place 1601 Nanjing Road West Shanghai, 200040, People’s Republic of China Telephone: +86 21 6109-7000

Xiaoyu (Greg) Liu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Unit 3601, Office Tower A, Beijing Fortune Plaza No. 7 Dongsanhuan Zhonglu Beijing 100020,

People’s Republic of China

Telephone: +86 10 5828-6300

Ning Zhang, Esq. Orrick, Herrington & Sutcliffe LLP 5701 China World Tower No. 1 Jianguomenwai Avenue, Beijing 100004, People’s Republic of China Telephone: +8610 8595-5606

This statement is filed in connection with (check the appropriate box):

a	☐	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14-C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b	☐	The filing of a registration statement under the Securities Act of 1933.

c	☐	A tender offer

d	☒	None of the above

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

Calculation of Filing Fee

Transactional valuation*	Amount of filing fee**
$90,361,310.69	$10,499.98

*	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the sum of (a) the aggregate cash payment for the proposed per share cash payment of $0.81667 for 106,956,331 issued and outstanding ordinary shares of the issuer (including shares represented by the American depositary shares, but excluding vested and unvested restricted shares and Rollover Shares) subject to the transaction; (b) the product of 3,391,108 ordinary shares issuable under all outstanding options and share purchase rights with per share exercise price lower than $0.81667 multiplied by $0.46636 per share (which is the excess of the $0.81667 per share merger consideration over the weighted average per share exercise price of $0.35031 of such options and share purchase rights; and (c) the aggregate cash payment for the proposed per share cash payment of $0.81667 for 1,753,205 issued and outstanding restricted share and restricted share unit (the “Transaction Valuation”).
**	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2015, was calculated by multiplying the Transaction Valuation by 0.0001162.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting of the fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:

Form or Registration No.:	Date Filed:

1	This CUSIP applies to the American Depositary Shares, evidenced by American Depositary Receipts, each representing six Class A ordinary shares.

INTRODUCTION

This Amendment No. 2 (this “Amendment”) to the Rule 13e-3 transaction statement on Schedule 13E-3, together with the exhibits hereto (this “Transaction Statement”), is being filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), jointly by the following persons (each, a “Filing Person,” and collectively, the “Filing Persons”): (a) Sungy Mobile Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), the issuer of Class A ordinary share, par value US$0.0001 per share and Class B ordinary share, par value US$0.0001 per share (collectively the “Shares” and each a “Share”), including the Shares represented by the American depositary shares (“ADSs”), each representing six Class A ordinary shares of the Company, that is subject to the transaction pursuant to Rule 13e-3 under the Exchange Act; (b) Mr. Yuqiang Deng, chairman and chief executive officer of the Company; (c) Freedom First Holdings Limited, a company with limited liability incorporated under the laws of the British Virgin Islands; (d) Credit Suisse Trust Limited, a limited liability company incorporated under the laws of Guernsey; (e) DENG Holdings Limited, a limited liability company incorporated under the laws of Guernsey; (f) Mr. Zhi Zhu, chief operating officer of the Company; (g) IDG-Accel China Growth Fund L.P., a limited partnership formed under the laws of the Cayman Islands; (h) IDG-Accel China Growth Fund-A L.P., a limited partnership formed under the laws of the Cayman Islands; (i) IDG Technology Venture Investment III, L.P., a limited partnership formed under the laws of the state of Delaware; (j) IDG-Accel China Investors L.P., a limited partnership formed under the laws of the Cayman Islands; (k) IDG-Accel China Growth Fund Associates L.P., a limited partnership formed under the laws of the Cayman Islands; (l) IDG-Accel China Growth Fund GP Associates Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands; (m) IDG-Accel China Investors Associates Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands; (n) IDG Technology Venture Investment III, LLC, a limited liability company incorporated under the laws of the state of Delaware; (o) Mr. Quan Zhou, a citizen of the United States of America; (p) Mr. Chi Sing Ho, a citizen of Canada; (q) CBC Mobile Venture Limited, a limited liability company incorporated under the laws of the British Virgin Islands; (r) China Broadband Capital Partners, L.P., a limited partnership organized under the laws of the Cayman Islands; (s) CBC Partners L.P., a limited partnership organized under the laws of the Cayman Islands; (t) CBC Ultimate Partners Ltd, a limited liability company incorporated under the laws of the Cayman Islands; (u) Info Expert Service Ltd., a limited liability company incorporated under the laws of the British Virgin Islands; (v) Mr. Edward Suning Tian, a citizen of the People’s Republic of China; (w) Sunflower Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”); and (x) Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Mr. Yuqiang Deng (indirectly through Freedom First Holdings Limited), Mr. Zhi Zhu, IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P., IDG-Accel China Investors L.P. and CBC Mobile Venture Limited are collectively referred to herein as the “Rollover Shareholders”. This Amendment amends and restates in its entirety information set forth in the Transaction Statement.

On June 8, 2015, Parent, Merger Sub and the Company entered into an agreement and plan of merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by the Rollover Shareholders.

If the Merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$0.81667 and each ADS issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$4.90 (less US$0.05 per ADS cancellation fee), in each case, in cash, without interest and net of any applicable withholding taxes. Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Class A ordinary shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	81,319,765 Class B ordinary shares held by the Rollover Shareholders and the Shares held by Parent, the Company or any of their subsidiaries (including Class A ordinary shares represented by ADSs) immediately prior to the Effective Time, which will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”), which will be cancelled and cease to exist in accordance with the procedure set out in Section 238 of the Cayman Islands Companies Law, and from the Effective Time such dissenting shareholders shall cease to have any of the rights of a shareholder of the Company except for the right to be paid the fair value of such shares.

In addition to the foregoing, at the Effective Time, (i) each option or share purchase right to purchase Shares granted under the Company’s Amended and Restated 2006 Global Share Plan, the Company’s Amended and Restated 2010 Global Share Plan and the Company’s Amended and Restated 2013 Share Incentive Plan (as amended and supplemented, collectively, the “Share Incentive Plans”) that remains outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to the product of (a) the excess, if any, of US$0.81667 over the per share exercise price of such option or share purchase right and (b) the number of Shares (including Class A ordinary shares represented by ADSs) underlying such option or share purchase right, payable on the next applicable regularly scheduled employee payroll date (whether or not such option or share purchase right holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes; and (ii) each restricted share and restricted share unit granted under the Share Incentive Plans that remains outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and will entitle the holder thereof to receive an amount equal to US$0.81667 in respect of each Share underlying such restricted share or restricted share unit, payable on the next regularly scheduled employee payroll date (whether or not such restricted share and restricted share unit holder is then an employee of the Company), in cash, without interest and net of any applicable withholding taxes.

The Merger remains subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including obtaining the requisite approval of the shareholders of the Company. The Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of shares representing two-thirds or more of the voting rights of the Shares (including Class A ordinary shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders held in accordance with its memorandum and articles of association.

The Company will make available to its shareholders a proxy statement (the “Proxy Statement,” a copy of which is attached as Exhibit (a)-(1) to this Amendment), relating to the extraordinary general meeting of the Company’s shareholders, at which the Company’s shareholders will consider and vote upon, among other proposals, a proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The cross-references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the Proxy Statement of the information required to be included in response to the items of Schedule 13E-3. Pursuant to General Instruction F to Schedule 13E-3, the information contained in the Proxy Statement, including all annexes thereto, is incorporated in its entirety herein by this reference, and the responses to each item in this Amendment are qualified in their entirety by the information contained in the Proxy Statement and the annexes thereto. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Proxy Statement.

All information contained in this Amendment concerning each Filing Person has been supplied by such Filing Person. No Filing Person, including the Company, has supplied any information with respect to any other Filing Person.

Item 1	Summary of Term Sheet

The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers about the Extraordinary General Meeting and the Merger”

Item 2	Subject Company Information

(a)	Name and Address. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

(b)	Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“The Extraordinary General Meeting—Record Date; Shares and ADSs Entitled to Vote”

•	“Security Ownership of Certain Beneficial Owners and Management of the Company”

(c)	Trading Market and Price. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Market Price of the Company’s ADSs, Dividends and Other Matters”

(d)	Dividends. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Market Price of the Company’s ADSs, Dividends and Other Matters”

(e)	Prior Public Offerings. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Transactions in Shares and ADSs”

(f)	Prior Stock Purchases. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Transactions in Shares and ADSs”

Item 3	Identity and Background of Filing Persons

(a)	Name and Address. Sungy Mobile Limited is the subject company. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

•	“Annex E—Directors and Executive Officers of Each Filing Person”

(b)	Business and Background of Entities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

•	“Annex E—Directors and Executive Officers of Each Filing Person”

(c)	Business and Background of Natural Persons. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

•	“Annex E—Directors and Executive Officers of Each Filing Person”

Item 4	Terms of the Transaction

(a)-(1)	Material Terms—Tender Offers. Not applicable.

(a)-(2)	Material Terms—Merger or Similar Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers about the Extraordinary General Meeting and the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Rollover Agreement”

•	“Special Factors—Consortium Agreement”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Special Factors—Material U.S. Federal Income Tax Consequences”

•	“The Extraordinary General Meeting”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(c)	Different Terms. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“The Extraordinary General Meeting—Proposals to be Considered at the Extraordinary General Meeting”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(d)	Appraisal Rights. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet— Dissenters’ Rights of Shareholders and ADS Holders”

•	“Questions and Answers about the Extraordinary General Meeting and the Merger”

•	“Dissenters’ Rights”

•	“Annex D—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238”

(e)	Provisions for Unaffiliated Security Holders. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Provisions for Unaffiliated Security Holders”

(f)	Eligibility of Listing or Trading. Not applicable.

Item 5	Past Contracts, Transactions, Negotiations and Agreements

(a)	Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Special Factors—Related-Party Transactions”

•	“Transactions in Shares and ADSs”

(b)	Significant Corporate Events. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(c)	Negotiations or Contacts. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(e)	Agreements Involving the Subject Company’s Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Plans for the Company after the Merger”

•	“Summary Term Sheet—Financing of the Merger”

•	“Summary Term Sheet—Rollover Agreement”

•	“Summary Term Sheet—Consortium Agreement”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Plans for the Company after the Merger”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Rollover Agreement”

•	“Special Factors—Consortium Agreement”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Special Factors—Voting by the Buyer Group at the Extraordinary General Meeting”

•	“The Merger Agreement”

•	“Transactions in Shares and ADSs”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

Item 6	Purposes of the Transaction and Plans or Proposals

(b)	Use of Securities Acquired. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers about the Extraordinary General Meeting and the Merger”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Effects of the Merger on the Company”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(c)(1)-(8)	Plans. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Merger Agreement”

•	“Summary Term Sheet—Purposes and Effects of the Merger”

•	“Summary Term Sheet—Plans for the Company after the Merger”

•	“Summary Term Sheet—Financing of the Merger”

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Effects of the Merger on the Company”

•	“Special Factors—Plans for the Company after the Merger”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

Item 7	Purposes, Alternatives, Reasons and Effects

(a)	Purposes. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Purposes and Effects of the Merger”

•	“Summary Term Sheet—Plans for the Company after the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Purposes of and Reasons for the Merger”

(b)	Alternatives. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Position of the Buyer Group as to the Fairness of the Merger”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Alternatives to the Merger”

•	“Special Factors—Effects on the Company if the Merger is not Completed”

(c)	Reasons. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Purposes and Effects of the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Position of the Buyer Group as to the Fairness of the Merger”

•	“Special Factors—Purposes of and Reasons for the Merger”

•	“Special Factors—Effects of the Merger on the Company”

(d)	Effects. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Purposes and Effects of the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Effects of the Merger on the Company”

•	“Special Factors—Plans for the Company after the Merger”

•	“Special Factors—Effects on the Company if the Merger is not Completed”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Special Factors—Material U.S. Federal Income Tax Consequences”

•	“Special Factors—Material PRC Income Tax Consequences”

•	“Special Factors—Material Cayman Islands Tax Consequences”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

Item 8	Fairness of the Transaction

(a)-(b)	Fairness; Factors Considered in Determining Fairness. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Recommendations of the Special Committee and the Board”

•	“Summary Term Sheet—Position of the Buyer Group as to Fairness of the Merger”

•	“Summary Term Sheet—Opinion of Duff & Phelps, LLC (“Duff & Phelps”), the Special Committee’s Financial Advisor”

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Position of the Buyer Group as to the Fairness of the Merger”

•	“Special Factors—Opinion of the Special Committee’s Financial Advisor”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Annex C—Opinion of Duff & Phelps, LLC as Financial Advisor”

(c)	Approval of Security Holders. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger”

•	“Questions and Answers about the Extraordinary General Meeting and the Merger”

•	“The Extraordinary General Meeting—Vote Required”

(d)	Unaffiliated Representative. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Opinion of the Special Committee’s Financial Advisor”

•	“Annex C—Opinion of Duff & Phelps, LLC as Financial Advisor”

(e)	Approval of Directors. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Recommendations of the Special Committee and the Board”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

(f)	Other Offers. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

Item 9	Reports, Opinions, Appraisals and Negotiations

(a)	Report, Opinion or Appraisal. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Opinion of Duff & Phelps, LLC, the Special Committee’s Financial Advisor”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Opinion of the Special Committee’s Financial Advisor”

•	“Annex C—Opinion of Duff & Phelps, LLC as Financial Advisor”

(b)	Preparer and Summary of the Report, Opinion or Appraisal. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Opinion of the Special Committee’s Financial Advisor”

•	“Annex C—Opinion of Duff & Phelps, LLC as Financial Advisor”

(c)	Availability of Documents. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Where You Can Find More Information”

The reports, opinions or appraisals referenced in this Item 9 will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Shares and ADSs or his, her or its representative who has been so designated in writing.

Item 10	Source and Amount of Funds or Other Consideration

(a)	Source of Funds. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Financing of the Merger”

•	“Special Factors—Financing of the Merger”

•	“The Merger Agreement”

•	“Annex A—Agreement and Plan of Merger”

•	“Annex B—Plan of Merger”

(b)	Conditions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Financing of the Merger”

•	“Special Factors—Financing of the Merger”

(c)	Expenses. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Special Factors—Fees and Expenses”

(d)	Borrowed Funds. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Financing of the Merger”

•	“Special Factors—Financing of the Merger”

Item 11	Interest in Securities of the Subject Company

(a)	Securities Ownership. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Security Ownership of Certain Beneficial Owners and Management of the Company”

(b)	Securities Transactions. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Transactions in the Shares and ADSs”

Item 12	The Solicitation or Recommendation

(d)	Intent to Tender or Vote in a Going-Private Transaction. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Interests of the Company’s Executive Officers and Directors in the Merger”

•	“Summary Term Sheet—Rollover Agreement”

•	“Summary Term Sheet—Consortium Agreement”

•	“Questions and Answers about the Extraordinary General Meeting and the Merger”

•	“Special Factors—Rollover Agreement”

•	“Special Factors—Consortium Agreement”

•	“Special Factors—Voting by the Buyer Group at the Extraordinary General Meeting”

•	“The Extraordinary General Meeting—Vote Required”

•	“Security Ownership of Certain Beneficial Owners and Management of the Company”

(e)	Recommendations of Others. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Recommendations of the Special Committee and the Board”

•	“Summary Term Sheet—Position of the Buyer Group as to Fairness of the Merger”

•	“Summary Term Sheet—Rollover Agreement”

•	“Summary Term Sheet—Consortium Agreement”

•	“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board”

•	“Special Factors—Position of the Buyer Group as to the Fairness of the Merger”

•	“Special Factors—Rollover Agreement”

•	“Special Factors—Consortium Agreement”

•	“The Extraordinary General Meeting—the Board’s Recommendation”

Item 13	Financial Statements

(a)	Financial Information. The audited financial statements of the Company for the two years ended December 31, 2013 and 2014 are incorporated herein by reference to the Company’s Form 20-F for the year ended December 31, 2014, originally filed with the SEC on April 16, 2015 (see page F-1 and following pages).

The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Financial Information”

•	“Where You Can Find More Information”

(b)	Pro Forma Information. Not applicable.

Item 14	Persons/Assets, Retained, Employed, Compensated or Used

(a)	Solicitation or Recommendations. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“The Extraordinary General Meeting—Solicitation of Proxies”

(b)	Employees and Corporate Assets. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties Involved in the Merger”

•	“Special Factors—Interests of Certain Persons in the Merger”

•	“Annex E—Directors and Executive Officers of Each Filing Person”

Item 15	Additional Information

(b)	Other Material Information. The information contained in the Proxy Statement, including all annexes thereto, is incorporated herein by reference.

Item 16	Exhibits

(a)-(1)	Proxy Statement of the Company dated October 9, 2015.

(a)-(2)	Notice of Extraordinary General Meeting of Shareholders of the Company, incorporated herein by reference to the Proxy Statement.

(a)-(3)	Form of Proxy Card, incorporated herein by reference to Annex F to the Proxy Statement.

(a)-(4)	Form of ADS Voting Instruction Card, incorporated herein by reference to Annex G to the Proxy Statement.

(a)-(5)	Press Release issued by the Company, dated June 8, 2015, incorporated herein by reference to Exhibit 99.1 to the Report on Form 6-K furnished by the Company to the SEC on June 9, 2015.

(a)-(6)	Annual Report on Form 20-F for the year ended December 31, 2014, filed by the Company with the SEC on April 16, 2015 (File Number: 001-36195), which is incorporated herein by reference.

(b)-(1)	Commitment Letter, dated as of June 5, 2015, by China Merchants Bank Co., Ltd., New York Branch to Parent and Merger Sub, incorporated herein by reference to Exhibit 7.07 to Schedule 13D, as amended, filed with the SEC by Mr. Yuqiang Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited, DENG Holdings Limited and Mr. Zhi Zhu on June 9, 2015.

(c)-(1)	Opinion of Duff & Phelps, dated June 8, 2015, incorporated herein by reference to Annex C to the Proxy Statement.

(c)-(2)	Discussion Materials prepared by Duff & Phelps for discussion with the special committee of the board of directors of the Company, dated June 8, 2015.

(d)-(1)	Agreement and Plan of Merger, dated as of June 8, 2015, among the Company, Parent and Merger Sub, incorporated herein by reference to Annex A to the Proxy Statement.

(d)-(2)	Limited Guarantee, dated as of June 8, 2015, by Freedom First Holdings Limited in favor of the Company, incorporated herein by reference to Exhibit 99.3 to the Report on Form 6-K furnished by the Company to the SEC on June 9, 2015.

(d)-(3)	Equity Contribution and Voting Agreement, dated as of June 8, 2015, by and among Parent and the Rollover Shareholders, incorporated herein by reference to Exhibit 7.06 to Schedule 13D, as amended, filed with the SEC by Mr. Yuqiang Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited, DENG Holdings Limited and Mr. Zhi Zhu on June 9, 2015.

(d)-(4)	Consortium Agreement, dated as of May 18, 2015, by and among Mr. Yuqiang Deng, Mr. Zhi Zhu, IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P. and IDG-Accel China Investors L.P., incorporated herein by reference to Exhibit 7.03 to Schedule 13D, as amended, filed with the SEC by Mr. Yuqiang Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited, DENG Holdings Limited and Mr. Zhi Zhu on May 20, 2015.

(d)-(5)	Joinder Agreement, dated as of June 8, 2015, by and among Mr. Yuqiang Deng, Mr. Zhi Zhu, IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P., IDG-Accel China Investors L.P. and CBC Mobile Venture Limited, incorporated herein by reference to Exhibit 7.04 to Schedule 13D, as amended, filed with the SEC by Mr. Yuqiang Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited, DENG Holdings Limited and Mr. Zhi Zhu on June 9, 2015.

(f)-(1)	Dissenters’ Rights, incorporated herein by reference to the section entitled “Dissenters’ Rights” in the Proxy Statement.

(f)-(2)	Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised), incorporated herein by reference to Annex D to the Proxy Statement.

(g)	Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2015

Sungy Mobile Limited

By	/s/ Yong Chen
Name:	Yong Chen
Title:	Chairman of the Special Committee

[Signature Page to Amendment No. 2 to Schedule 13E-3]

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2015

Sunflower Parent Limited

By	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Director

Sunflower Merger Sub Limited

By	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Director

[Signature Page to Amendment No. 2 to Schedule 13E-3]

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2015

Yuqiang Deng

/s/ Yuqiang Deng

Freedom First Holdings Limited

By	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Director

Credit Suisse Trust Limited

By	/s/ Camille Le Conte
Name:	Camille Le Conte

By	/s/ Dennise Colling
Name:	Dennise Colling
Title:	Authorized Signatory

DENG Holdings Limited

By	/s/ Camille Le Conte
Name:	Camille Le Conte

By	/s/ Dennise Colling
Name:	Dennise Colling
Title:	Authorized Signatory

Zhi Zhu

/s/ Zhi Zhu

[Signature Page to Amendment No. 2 to Schedule 13E-3]

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2015

IDG-Accel China Growth Fund L.P.
By: IDG-Accel China Growth Fund Associates L.P., its General Partner
By: IDG-Accel China Growth Fund GP Associates Ltd., its General Partner

By	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG-Accel China Growth Fund-A L.P.
By: IDG-Accel China Growth Fund Associates L.P., its General Partner
By: IDG-Accel China Growth Fund GP Associates Ltd., its General Partner

By	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG-Accel China Investors L.P.
By: IDG-Accel China Investor Associates Ltd., its General Partner

By	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG-Accel China Growth Fund Associates L.P.
By: IDG-Accel China Growth Fund GP Associates Ltd., its General Partner

By:	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Schedule 13E-3]

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2015

IDG-Accel China Growth Fund GP Associates Ltd.

By	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG-Accel China Investors Associates Ltd.

By	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG Technology Venture Investment III L.P.

By: IDG Technology Venture Investment III LLC, its General Partner

By	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG Technology Venture Investment III LLC

By	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

Quan Zhou

/s/ Quan Zhou

Chi Sing Ho

/s/ Chi Sing Ho

[Signature Page to Amendment No. 2 to Schedule 13E-3]

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2015

CBC Mobile Venture Limited

By	/s/ Edward Suning Tian
Name:	Edward Suning Tian
Title:	Director

China Broadband Capital Partners, L.P.

By	/s/ Edward Suning Tian
Name:	Edward Suning Tian
Title:	Authorized Signatory

CBC Partners L.P.

By	/s/ Edward Suning Tian
Name:	Edward Suning Tian
Title:	Authorized Signatory

CBC Ultimate Partners Ltd

By	/s/ Edward Suning Tian
Name:	Edward Suning Tian
Title:	Director

Info Expert Service Ltd.

By	/s/ Edward Suning Tian
Name:	Edward Suning Tian
Title:	Director

Edward Suning Tian

/s/ Edward Suning Tian

[Signature Page to Amendment No. 2 to Schedule 13E-3]

EXHIBIT INDEX

(a)-(1)	Proxy Statement of the Company dated October 9, 2015.

(a)-(2)	Notice of Extraordinary General Meeting of Shareholders of the Company, incorporated herein by reference to the Proxy Statement.

(a)-(3)	Form of Proxy Card, incorporated herein by reference to the Proxy Statement.

(a)-(4)	Form of ADS Voting Instruction Card, incorporated herein by reference to the Proxy Statement.

(a)-(5)	Press Release issued by the Company, dated June 8, 2015, incorporated herein by reference to Exhibit 99.1 to the Report on Form 6-K furnished by the Company to the SEC on June 9, 2015.

(a)-(6)	Annual Report on Form 20-F for the year ended December 31, 2014, filed by the Company with the SEC on April 16, 2015 (File Number: 001-36195), which is incorporated herein by reference.

(b)-(1)	Commitment Letter, dated as of June 5, 2015, by China Merchants Bank Co., Ltd., New York Branch to Parent and Merger Sub, incorporated herein by reference to Exhibit 7.07 to Schedule 13D, as amended, filed with the SEC by Mr. Yuqiang Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited, DENG Holdings Limited and Mr. Zhi Zhu on June 9, 2015.

(c)-(1)	Opinion of Duff & Phelps, dated June 8, 2015, incorporated herein by reference to Annex C to the Proxy Statement.

(c)-(2)	Discussion Materials prepared by Duff & Phelps for discussion with the special committee of the board of directors of the Company, dated June 8, 2015.

(d)-(1)	Agreement and Plan of Merger, dated as of June 8, 2015, among the Company, Parent and Merger Sub incorporated herein by reference to Annex A to the Proxy Statement.

(d)-(2)	Limited Guarantee, dated as of June 8, 2015, by Freedom First Holdings Limited in favor of the Company, incorporated herein by reference to Exhibit 99.3 to the Report on Form 6-K furnished by the Company to the SEC on June 9, 2015.

(d)-(3)	Equity Contribution and Voting Agreement, dated as of June 8, 2015, by and among Parent and the Rollover Shareholders, incorporated herein by reference to Exhibit 7.06 to Schedule 13D, as amended, filed with the SEC by Mr. Yuqiang Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited, DENG Holdings Limited and Mr. Zhi Zhu on June 9, 2015.

(d)-(4)	Consortium Agreement, dated as of May 18, 2015, by and among Mr. Yuqiang Deng, Mr. Zhi Zhu, IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P. and IDG-Accel China Investors L.P., incorporated herein by reference to Exhibit 7.03 to Schedule 13D, as amended, filed with the SEC by Mr. Yuqiang Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited, DENG Holdings Limited and Mr. Zhi Zhu on May 20, 2015.

(d)-(5)	Joinder Agreement, dated as of June 8, 2015, by and among Mr. Yuqiang Deng, Mr. Zhi Zhu, IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P., IDG-Accel China Investors L.P. and CBC Mobile Venture Limited, ., incorporated herein by reference to Exhibit 7.04 to Schedule 13D, as amended, filed with the SEC by Mr. Yuqiang Deng, Freedom First Holdings Limited, Credit Suisse Trust Limited, DENG Holdings Limited and Mr. Zhi Zhu on June 9, 2015.

(f)-(1)	Dissenters’ Rights, incorporated herein by reference to the section entitled “Dissenters’ Rights” in the Proxy Statement.

(f)-(2)	Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised), incorporated herein by reference to Annex D to the Proxy Statement.

(g)	Not applicable.